Exhibit 10.55(c)

TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT (this “Agreement”), dated as of July 8, 2003, is made between EINSTEIN/NOAH BAGEL PARTNERS, INC., a California corporation (the “Grantor”), and THE BANK OF NEW YORK, in its capacity as trustee, as Collateral Agent (together with its successor(s) thereto, in such capacity the “Collateral Agent”) for each of the Secured Parties;

W I T N E S S E T H :

WHEREAS, the Issuer, the other Grantors and the Collateral Agent, as trustee, have entered into an Indenture, dated as of July 8, 2003 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Indenture”), and in connection therewith, the Issuer has issued (the “Notes Issuance”) its Senior Secured Notes due 2008 (and, if applicable, its Senior Secured Notes due 2008, Series B issued in exchange therefor) (collectively, the “Notes”);

WHEREAS, the Grantors have entered into that certain Loan and Security Agreement, dated as of July 8, 2003 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Loan Agreement”) among the financial institutions named therein (the “Senior Lenders”) as lenders, Amsouth Bank, as the agent (the “Agent”), and Amsouth Capital Corp., as the administrative agent, pursuant to which such lenders have agreed to make certain loans and other financial accommodations to the Grantors from time to time, which Loan Agreement is referenced as the Senior Credit Facility under the Indenture, and the other Grantors hereto have each entered into various agreements granting Liens to the Agent for the benefit of the Senior Lenders as well;

WHEREAS, in connection with the Indenture, the Grantor has executed and delivered a Pledge and Security Agreement, dated as of July 8, 2003 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Pledge and Security Agreement”);

WHEREAS, as a condition precedent to the Notes Issuance, the Grantor is required to execute and deliver this Agreement and to grant to the Collateral Agent a continuing security interest in all of the Trademark Collateral (as defined below) to secure all Secured Obligations;

WHEREAS, the Grantor has duly authorized the execution, delivery and performance of this Agreement; and

WHEREAS, it is in the best interests of each Grantor to execute this Agreement inasmuch as such Grantor will derive substantial direct and indirect benefits from proceeds of the Notes issued by the Issuer;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and in order to induce the Holders to acquire the Notes and maintain the Indebtedness evidenced thereby, the Grantor agrees, for the benefit of each Secured Party, as follows:

SECTION 1.  Definitions.  Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided (or incorporated by reference) in the Pledge and Security Agreement.

SECTION 2.  Grant of Security Interest.  For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, to secure all of the Secured Obligations, the Grantor does hereby mortgage, pledge and hypothecate to the Collateral Agent, and grant to the Collateral Agent a security interest in, for its benefit and the benefit of each Secured Party, all of the following property (the “Trademark Collateral”), whether now owned or hereafter acquired or existing by it:

(a)  all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, certification marks, collective marks, logos, other source of business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of a like nature (all of the foregoing items in this clause (a) being collectively called a “Trademark”), now existing anywhere in the world or hereafter adopted or acquired, whether currently in use or not, all registrations and recordings thereof and all applications in connection therewith, whether pending or in preparation for filing, including registrations, recordings and applications in the United States Patent and Trademark Office or in any office or agency of the United States of America or any State thereof or any foreign country, including those referred to in Item A of Schedule IV attached hereto;

(b)  all Trademark licenses, including each Trademark license referred to in Item B of Schedule IV attached hereto;

(c)  all reissues, extensions or renewals of any of the items described in clause (a) and (b);

(d)  all of the goodwill of the business connected with the use of, and symbolized by the items described in, clauses (a) and (b); and

(e)  all proceeds of, and rights associated with, the foregoing, including any claim by the Grantor against third parties for past, present or future infringement or dilution of any Trademark, Trademark registration or Trademark license, including any Trademark, Trademark registration or Trademark license referred to in Item A and Item B of Schedule IV attached hereto, or for any injury to the goodwill associated with the use of any such Trademark or for breach or enforcement of any Trademark license.

SECTION 3.  Pledge and Security Agreement.  This Agreement has been executed and delivered by the Grantor for the purpose of registering the security interest of the Collateral Agent in the Trademark Collateral with the United States Patent and Trademark Office and corresponding offices in other countries of the world.  The security interest granted hereby has been granted as a supplement to, and not in limitation of, the security interest granted to the Collateral Agent for its benefit and the benefit of each Secured Party under the Pledge and Security Agreement.  The Pledge and Security Agreement (and all rights and remedies of the Collateral Agent and each Secured Party thereunder) shall remain in full force and effect in accordance with its terms.

SECTION 4.  Release of Security Interest.  Upon payment in full in cash of all Secured Obligations, the Collateral Agent shall, at the Grantor’s expense, execute and deliver to the Grantor all instruments and other documents as may be necessary or proper to release the lien on and security interest in the Trademark Collateral which has been granted hereunder.

SECTION 5.  Acknowledgment.  The Grantor does hereby further acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Trademark Collateral granted hereby are more fully set forth in the Pledge and Security Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein.

SECTION 6.  Related Document, etc.  This Agreement is a Related Document executed pursuant to the Indenture and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions of the Indenture.

SECTION 7.  Counterparts.  This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

[Signature page to Trademark Security Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective  officers thereunto duly authorized as of the day and year first above written.

EINSTEIN/NOAH BAGEL PARTNERS, INC., a California corporation

By
Name:
Title:

THE BANK OF NEW YORK, as Collateral Agent

By
Name:
Title: